Exhibit 107

Calculation of Filing Fee

Form S-1

(Form Type)

Eastside Distilling, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457	(c)	545,406 (1)	0.82845	451,841.60	$153.10 per $1,000,000	$69.18
Carry Forward Securities
	Total Offering Amounts								$69.18
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$69.18

(1)	Represents 150% of the shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of Common Stock is estimated to be $0.82845, which is the average of the high and low sale prices of the shares of common stock as of December 10, 2024, as reported on The Nasdaq Capital Market.

(3)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933.